Exhibit 99.1

Matinas BioPharma Announces Appointment of Industry Leader Patrick G. LePore to Board of Directors

Bedminster, NJ (September 6, 2018) – Matinas BioPharma Holdings, Inc. (NYSE AMER: MTNB), a clinical-stage biopharmaceutical company focused on enabling targeted intracellular delivery of life-changing medicines using its proprietary lipid nano-crystal (LNC) platform technology, today announced the appointment of Patrick G. LePore as Vice Chairman to the Company’s Board of Directors.

“We are delighted to welcome Pat to the Matinas Board,” commented Herbert Conrad, Chairman of the Matinas BioPharma Board of Directors. “The addition of this well known and well-respected industry leader to our Board represents clear acknowledgement of the potential for our Company and for our LNC technology to be a best-in-class drug delivery platform.”

“Pat is a distinguished leader in the pharmaceutical industry and brings business, operational and financial acumen, along with a wealth of industry contacts, all of which we believe will be invaluable to Matinas as we drive the Company through its next stage of growth,” commented Jerome D. Jabbour, Chief Executive Officer of Matinas.

Mr. LePore brings leadership and expertise in the pharmaceutical industry spanning both private and public sectors with significant board and operational experience. He has extensive experience in all areas of executive management including executive development, strategic planning, mergers and acquisition, business development, investor relations and corporate governance during his more than 30-year professional career. Most notably, Mr. LePore served as Chairman, CEO and President of Par Pharmaceuticals, Inc. (NYSE: PRX) from September 2006 through November 2012. Par Pharmaceuticals, a fully integrated healthcare company, was a leader in the development, licensing, manufacturing and distribution of generic and branded drugs. During his tenure, Mr. LePore oversaw the management of over 2,000 employees with facilities in New York, California and Chennai India. He also oversaw the growth of its brand division, Strativa, its sales force and the acquisition of several products. Through Mr. LePore’s leadership, Par increased its value and market presence culminating in its sale to Texas Pacific Group (TPG), in a go private transaction, for approximately $2 billion. Mr. LePore transitioned to Chairman of the new company beginning in November 2012 and directed its eventual sale to Endo (NASDAQ: ENDP) for over $8 billion in 2015. He began his career with Hoffmann La Roche and then founded Boron LePore and Associates, a medical communications company, which he took public in 1997 and was eventually sold to Cardinal Health in 2002.

“I am thrilled to be joining Matinas, at what I believe is a very important transitional period for the Company. Matinas’ LNC platform delivery technology has shown a tremendous amount of potential in exciting therapeutic areas where solutions are needed to address major delivery challenges. I look forward playing a key leadership role and working closely with Jerry to advance its development with a goal of creating important and meaningful products for patients while hopefully driving significant shareholder value,” commented Mr. LePore.

About Matinas BioPharma

Matinas BioPharma is a clinical-stage biopharmaceutical company focused on developing innovative medicines using its lipid nano-crystal (LNC) platform delivery technology. The Company’s proprietary, disruptive technology utilizes lipid-crystal nano-particles to nano-encapsulate small molecules, oligonucleotides, vaccines and other medicines potentially making them safer, more tolerable, less toxic and orally bioavailable.

The Company’s lead anti-fungal product candidate, MAT2203, positions Matinas BioPharma to become a leader in the safe and effective delivery of anti-infective therapies utilizing its proprietary LNC formulation technology.

For more information, please visit www.matinasbiopharma.com and connect with the Company on Twitter, LinkedIn, Facebook, and Google+.

Forward Looking Statements: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the Company’s anticipated capital and liquidity needs, strategic focus and the future development of its product candidates, including MAT2203, the anticipated timing of regulatory submissions, the anticipated timing of clinical studies, the anticipated timing of regulatory interactions, the Company’s ability to identify and pursue development and partnership opportunities for its products or platform delivery technology on favorable terms, if at all, and the ability to obtain required regulatory approval and other statements that are predictive in nature, that depend upon or refer to future events or conditions. All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements include words such as “expects,” “anticipates,” “intends,” “plans,” “could,” “believes,” “estimates” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to maintain and derive benefit from the Qualified Infectious Disease Product (QIDP), Orphan and/or Fast Track designations for MAT2203, which does not change the standards for regulatory approval or guarantee regulatory approval on an expedited basis, or at all; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and the other factors listed under “Risk Factors” in our filings with the SEC, including Forms 10-K, 10-Q and 8-K. Investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Matinas BioPharma’s product candidates are all in a development stage and are not available for sale or use.

Investor Contact	Media Contact
Jenene Thomas	Eliza Schleifstein
Jenene Thomas Communications, LLC	Scient Public Relations
Phone: +1 (833) 475-8247	Phone: + 1 (917) 763-8106
Email: mtnb@jtcir.com	Email: eliza@scientpr.com

Source: Matinas BioPharma Holdings, Inc.